Exhibit 23.01




          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our reports dated February 23, 1998 included in this Form 10-K, into Enron Corp.'s previously filed Registration Statement File Nos. 33-13397 (Savings
Plan), 33-34796 (Savings Plan), 33-52261 (Savings Plan), 33-
13498 (1986 Stock Option Plan), 33-27893 (1988 Stock Option
Plan), 33-52768 (1991 Stock Plan), 33-52143 (955,640 Shares
of Common Stock), 33-60821 (1994 Stock Plan), 333-22739
(347,793 Shares of Common Stock), 333-19253 (Stock Option Plan for Zond Exchange Agreements), 333-42645 (Debt Securities, Warrants to Purchase Common Stock, Preferred Stock and Depositary Shares), 333-44133 (244,283 Shares of Common Stock), 333-38253 (176,634 Shares of Common Stock) and 333-48193 (1994 Deferral Plan).





                              ARTHUR ANDERSEN LLP





Houston, Texas
March 30, 1998